UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Act of 1934

Date of Report (Date of earliest event reported): February 5, 2015

INFINITY PROPERTY AND CASUALTY CORPORATION
(Exact name of Registrant as specified in its Charter)

Ohio	000-50167	03-0483872
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No. )

3700 Colonnade Parkway, Suite 600, Birmingham, Alabama 35243
(Address of Principal Executive Offices) (Zip Code)

(205) 870-4000
Registrant’s telephone number, including area code

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act 17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01     Entry into a Material Definitive Agreement

On February 5, 2015, Infinity Insurance Company (the “Company”), a subsidiary of Infinity Property and Casualty Corporation, entered into a purchase agreement (the “Agreement”) with Advance Alabama Media LLC (the “Seller,” and together with the Company, the “Parties”). Under the terms of the Agreement, the Company agrees to purchase certain property that includes an office building consisting of approximately 120,493 square feet and the land upon which such building is situated, located at 2201 4th Avenue North, Birmingham, Alabama 35203, and an adjacent parcel consisting of surface parking (the “Parking Lot”), located at the intersection of 4th Avenue North and Richard Arrington, Jr., Blvd., Birmingham, Alabama 35203, from the Seller for a purchase price of $20,000,000. Following execution of the Agreement, the Company provided the Seller with an earnest money deposit of $500,000. Unless the Agreement is terminated by the Company pursuant to certain provisions of the Agreement, the earnest money deposit is non-refundable.

The Parking Lot is currently part of a larger parcel of property (the “Ancillary Parcel”) owned by the Seller. The Agreement is contingent upon the Parties obtaining approval from certain governmental entities for the subdivision of the Parking Lot from the Ancillary Parcel.

In addition to the foregoing, the Agreement contains customary representations, warranties and covenants, and remedies in the event of default by either party. The Agreement sets forth the timing of the closing, the closing requirements, the apportionment of certain costs between the Parties, and contains additional and customary terms and conditions.

The foregoing summary is not intended to be comprehensive and is qualified in its entirety by the full text of the Agreement, a copy of which is attached hereto as Exhibit 10 and incorporated by reference as if fully set forth herein.

Item 9.01     Financial Statements and Exhibits

(d) Exhibits

10	Purchase Agreement, dated as of February 5, 2015, by and between Infinity Insurance Company, as Purchaser, and Advance Alabama Media LLC, as Seller.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

INFINITY PROPERTY AND CASUALTY
CORPORATION

By:/s/ Samuel J. Simon
Name:    Samuel J. Simon

Title:	Executive Vice President, General Counsel, and Assistant Secretary

Date: February 11, 2015